EXHIBIT 99.1

Capstone Turbine Corporation Posts Record Quarterly Revenue and Gross Margin; Generates Cash From Improved Working Capital

CHATSWORTH, Calif., Feb. 7, 2011 (GLOBE NEWSWIRE) -- Capstone Turbine Corporation (www.capstoneturbine.com) (Nasdaq:CPST), reported operating results for its third quarter ended December 31, 2010 in its Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on February 7, 2011.

Financial Summary

Revenue for the third quarter of Fiscal 2011 was $24.2 million, an increase of 51% from the third quarter of Fiscal 2010. Capstone shipped 171 units in the third quarter of Fiscal 2011, compared to 122 units in the same period last year. Average revenue per unit during the third quarter of Fiscal 2011 was approximately $110,000 compared to $103,000 during the same period last year.

Capstone's backlog at the end of the third quarter was $84.7 million, up 8% from the same period last year.

Gross margin for the third quarter of Fiscal 2011 was $0.9 million, or 4% of revenue, compared to a gross loss of $0.2 million, or 1% of revenue, during the third quarter of Fiscal 2010. The $1.1 million improvement was the result of $1.9 million related to higher unit sales, improved product margins and increased parts and FPP sales reduced by an increase in inventory charges and warranty expense compared to the same period last year.

Research and development expenses were $1.4 million for the third quarter of Fiscal 2011, a decrease of $0.6 million, or 30%, from the third quarter of Fiscal 2010. R&D expenses are reported net of benefits from cost-sharing programs. There were approximately $0.3 million of such benefits this quarter compared to $0.1 million for the same period last year. The lower expenses resulted from decreased spending for consulting and salaries, and increased benefits from cost sharing programs.

Selling, general and administrative expenses were $6.0 million for the third quarter of Fiscal 2011, a decrease of $1.4 million, or 19%, from the third quarter of Fiscal 2010. The net decrease in SG&A expenses was comprised primarily of lower salary and consulting expense offset by higher facilities costs.

Capstone's net loss was $8.1 million, or $0.03 per share, for the third quarter of Fiscal 2011, compared to a net loss of $7.2 million, or $0.04 per share, reported for the third quarter of Fiscal 2010. The increase in net loss was the result of the adoption of Accounting Standards Codification 815 "Derivatives and Hedging" which affects the Company's accounting for warrants with certain anti-dilution provisions. The Company recorded a non-cash charge of $1.2 million to change in fair value of warrant liability during the third quarter of Fiscal 2011. Capstone's net loss for the third quarter of Fiscal 2011 before considering the non-cash warrant liability charge would have been $6.9 million (calculated by subtracting the $1.2 million warrant liability charge from the $8.1 million reported net loss), or $0.02 per share (calculated by subtracting a $0.01 loss per share attributable to the warrant liability charge from the $0.03 loss per share reported). The Company recorded a non-cash benefit of $2.3 million to change in fair value of warrant liability during the third quarter of Fiscal 2010. Capstone's net loss for the third quarter of Fiscal 2010 before considering the non-cash warrant liability charge would have been $9.5 million (calculated by adding the $2.3 million warrant liability benefit to the $7.2 million reported net loss), or $0.05 per share (calculated by adding a $0.01 loss per share attributable to the warrant liability benefit to the $0.04 loss per share reported). Capstone's loss from operations for the third quarter of Fiscal 2011 was $6.5 million, or 32% lower than the $9.6 million loss from operations for the third quarter of Fiscal 2010.

Cash and cash equivalents, including restricted cash, for the third quarter of Fiscal 2011 were $30.0 million, an increase of $4.7 million from the second quarter of Fiscal 2011.

Conference Call

The Company will host a conference call today, Monday, February 7, at 1:45 p.m. Pacific Time. Access to the live broadcast and a replay of the webcast will be available for 90 days through the Investor Relations page on the Company's website: www.capstoneturbine.com.

About Capstone Turbine

Capstone Turbine Corporation (www.capstoneturbine.com) (Nasdaq:CPST) is the world's leading producer of low-emission microturbine systems, and was the first to market commercially viable microturbine energy products. Capstone Turbine has shipped over 5,000 Capstone MicroTurbine® systems to customers worldwide. These award-winning systems have logged millions of documented runtime operating hours. Capstone Turbine is a member of the U.S. Environmental Protection Agency's Combined Heat and Power Partnership, which is committed to improving the efficiency of the nation's energy infrastructure and reducing emissions of pollutants and greenhouse gases. A UL-Certified ISO 9001:2008 and ISO 14001:2004 certified company, Capstone is headquartered in the Los Angeles area with sales and/or service centers in the New York Metro Area, Mexico City, Nottingham, Shanghai and Singapore.

"Capstone Turbine Corporation" and "Capstone MicroTurbine" are registered trademarks of Capstone Turbine Corporation. All other trademarks mentioned are the property of their respective owners.

The Capstone Turbine Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6212

CAPSTONE TURBINE CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)
(Unaudited)

	December 31, 2010	March 31, 2010
ASSETS
Current Assets:
Cash and cash equivalents	$ 27,470	$ 47,270
Accounts receivable, net of allowance for doubtful accounts of $281 at December 31, 2010 and $121 at March 31, 2010	22,638	18,464
Inventories	15,245	19,645
Prepaid expenses and other current assets	3,037	1,335
Total current assets	68,390	86,714
Property, plant and equipment, net	6,641	8,247
Non-current portion of inventories	3,158	3,588
Intangible assets, net	3,893	4,643
Restricted cash	2,500	—
Other assets	178	254
Total	$ 84,760	$ 103,446

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$ 17,303	$ 15,338
Accrued salaries and wages	1,940	1,741
Accrued warranty reserve	864	1,036
Deferred revenue	1,882	923
Revolving credit facility	8,283	7,571
Current portion of notes payable and capital lease obligations	504	161
Warrant liability	11,816	26,803
Other current liabilities	—	3,026
Total current liabilities	42,592	56,599
Long-term portion of notes payable and capital lease obligations	34	141
Other long-term liabilities	294	274
Commitments and contingencies	—	—
Stockholders' Equity:
Preferred stock, $.001 par value; 10,000,000 shares authorized; none issued	—	—
Common stock, $.001 par value; 415,000,000 shares authorized; 246,932,972 shares issued and 245,983,836 shares outstanding at December 31, 2010; 243,015,511 shares issued and 242,119,402 shares outstanding at March 31, 2010	247	243
Additional paid-in capital	726,496	721,408
Accumulated deficit	(683,809)	(674,178)
Treasury stock, at cost; 949,136 shares at December 31, 2010 and 896,109 shares at March 31, 2010	(1,094)	(1,041)
Total stockholders' equity	41,840	46,432
Total	$ 84,760	$ 103,446

CAPSTONE TURBINE CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2010	2009	2010	2009
Revenue	$24,159	$15,986	$59,133	$45,233
Cost of goods sold	23,233	16,204	58,600	51,286
Gross margin (loss)	926	(218)	533	(6,053)
Operating expenses:
Research and development	1,424	1,965	4,986	4,997
Selling, general and administrative	5,959	7,433	19,006	20,496
Total operating expenses	7,383	9,398	23,992	25,493
Loss from operations	(6,457)	(9,616)	(23,459)	(31,546)
Other income	—	—	4	—
Interest income	1	—	3	8
Interest expense	(219)	(181)	(725)	(456)
Change in fair value of warrant liability	(1,194)	2,257	14,987	(22,498)
Loss before income taxes	(7,869)	(7,540)	(9,190)	(54,492)
Provision for income taxes	229	(370)	441	(182)
Net loss	$ (8,098)	$ (7,170)	$ (9,631)	$ (54,310)

Net loss per common share — basic and diluted	$ (0.03)	$ (0.04)	$ (0.04)	$ (0.29)

Weighted average shares used to calculate basic and diluted net loss per common share	245,780	196,405	244,517	190,453
CONTACT: Capstone Turbine Corp.
         Investor and investment media inquiries:
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         818-407-3628